JOINT FILERS’ SIGNATURES

/s/ Blair Flicker	11/18/2013
Insight Venture Partners (Cayman) VI, L.P.	Date
Signature of Reporting Person

/s/ Blair Flicker	11/18/2013
Insight Venture Partners VI (Co-Investors), L.P.	Date
Signature of Reporting Person

/s/ Blair Flicker	11/18/2013
Insight Venture Associates VI, L.P.	Date
Signature of Reporting Person

/s/ Blair Flicker	11/18/2013
Insight Holdings Group, LLC	Date
Signature of Reporting Person